Exhibit 99.1

IRADIMED CORPORATION Revises Financial Guidance for the Third Quarter and Full Year 2016

•                  Schedules conference call for 8:30 AM Eastern Time on Tuesday, October 4, 2016

Winter Springs, Florida, October 4, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), today revised its third quarter and full year 2016 financial guidance.

The Company now expects revenue for the third quarter 2016 of approximately $7.5 million to $7.6 million, compared to its previous guidance of $9.9 million to $10.0 million and GAAP diluted earnings per share of approximately $0.09 to $0.10. The Company also now expects non-GAAP diluted earnings per share of approximately $0.11 to $0.12, compared to its previous guidance of $0.23 to $0.24.

For the full year 2016, the Company now expects revenue of approximately $32.9 million to $33.2 million, compared to its previous guidance of $39.0 million to $40.0 million and GAAP diluted earnings per share of approximately $0.50 to $0.52. The Company also now expects non-GAAP earnings per diluted share of approximately $0.60 to $0.63, compared to its previous guidance of $0.91 to $0.93.

“While this news is disappointing, I remain encouraged by the higher volume and dollar value of recent quoting activity.  However, it is the combination of underestimating sales cycle times resulting from our new sales strategy and the achievement of our long stated goal of reducing backlog that has led to the reduction of our revenue and earnings estimates,” said Roger Susi, President and Chief Executive Officer of the Company.

“Our new sales strategy requires our sales team to directly call upon hospital departments outside of radiology and anesthesiology.  Thus far, the sales team has done very well at creating initial interest in our pump from these other hospital departments and this is evident in the opportunity and quoting details.  However, not having been previously targeted, these other departments have never budgeted for the purchase of an MRI compatible IV pump, which is resulting in an extended sales cycle.  To maintain that momentum and convert quotes into purchase orders, we are focused on the continued development of the abilities of our sales team and implementing better sales techniques aimed at closing deals more quickly,” said Susi.

“Given these developments in the sales cycle, there may be up to approximately $3.2 million of third quarter revenue from backlog and approximately $13 million of 2016 revenue from backlog.  As we anticipate that backlog will not be significant going forward, we feel it is important to consider the reduction in backlog during 2016 when forecasting 2017 revenue.  Consistent with our historical practice, we expect to issue 2017 revenue and earnings guidance during the first half of January 2017,” said Susi.

Conference Call

Iradimed has scheduled a conference call to discuss recent sales cycle developments at 8:30 AM Eastern Time on Tuesday, October 4, 2016.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering reservation code 92830659.

The conference call will also be available real-time via the Internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentations.  A recording of the call will be available on the Company’s website for 90 days following completion of the call.

Use of non-GAAP Financial Measures

The Company believes the presentation of non-GAAP net income, free cash flow and infrequent income tax items can be helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases. Infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com